EXHIBIT 99.1

Atrium Companies, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2004

DALLAS, TX, May 7, 2004 — Atrium Companies, Inc. (“Atrium” or the “Company”), one of the largest manufacturers and suppliers of residential windows in North America, today announced its unaudited financial results for the first quarter ended March 31, 2004. Selected financial results are set forth in the table at the end of this press release and the Company’s definitive results will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) no later than Monday, May 17, 2004.

The following is a summary of Atrium’s financial highlights for the first quarters ended March 31, 2004 and 2003 (reported results include the results of MD Casting, Inc., Danvid Window Company, Aluminum Screen Manufacturers, Inc. and Superior Engineered Products Corporation since their dates of acquisition, which were January 31, 2003, April 1, 2003, October 1, 2003 and December 31, 2003, respectively, while pro forma results give effect to the 2003 transactions, including the acquisitions, the sale of the Company and the debt refinancing as if they had occurred as of January 1, 2003):

Reported:

▪	Net sales increased $36.9 million, or 32.5%, to $150.5 million during the first quarter of 2004 from $113.6 million during the first quarter of 2003.

▪	Gross profit totaled $43.9 million (29.2% of net sales) during the first quarter of 2004 compared to $35.0 million (30.8% of net sales) during the first quarter of 2003.

▪	Net loss totaled $5.7 million during the first quarter of 2004 compared to a net loss of $2.6 million during the first quarter of 2003.

▪	EBITDA totaled $12.1 million (8.0% of net sales) during the first quarter of 2004 compared to $10.1 million (8.9% of net sales) during the first quarter of 2003, representing an increase of 20.4%.

▪	As of March 31, 2004, the Company had total liquidity of $48.8 million, including cash of $2.7 million, availability under its $50.0 million revolving credit facility of $41.3 million (net of letters of credit totaling $8.7 million) and availability under its $50.0 million accounts receivable securitization facility of $4.8 million (net of borrowings of $35.6 million and $9.6 million currently unavailable due to borrowing base limitations).

Pro Forma:

▪	Net sales increased $9.6 million, or 6.8%, to $150.5 million during the first quarter of 2004 from $140.9 million during the first quarter of 2003.

▪	Gross profit totaled $43.9 million (29.2% of net sales) during the first quarter of 2004 compared to $41.7 million (29.6% of net sales) during the first quarter of 2003.

▪	Net loss totaled $5.7 million during the first quarter of 2004 compared to a net loss of $2.3 million during the first quarter of 2003.

▪	EBITDA totaled $12.1 million (8.0% of net sales) during the first quarter of 2004 compared to $11.9 million (8.4% of net sales) during the first quarter of 2003, representing an increase of 1.7%.

“While we were pleased with the quarter over quarter sales growth of nearly 7% and while EBITDA was in line with the previous estimates provided during the fourth quarter earnings call, EBITDA was negatively impacted during the first quarter by higher than expected workers’ compensation and health insurance costs. Excluding these amounts, EBITDA growth would have exceeded sales growth for the quarter,” stated Chairman, President and Chief Executive Officer, Jeff L. Hull. “Short of higher insurance costs, which are being addressed through cost reduction programs, the business performed very well in the first quarter and the trends that we are seeing right now bode well for the remainder of the year,” added Mr. Hull.

The results for the first quarter ended March 31, 2004 discussed herein are preliminary and subject to completion of the annual audit by Atrium’s independent public auditors. We can provide no assurance that these results will not be subject to adjustment or reclassification upon completion of the audit.

Atrium will hold a conference call at 10:00 a.m. (central) on Tuesday, May 11, 2004 to discuss its first quarter results. The call-in number is (888) 428-4478 (reference “Atrium First Quarter Earnings”). A replay will be available at 1:30 p.m. (central) on May 11, 2004 and will run until 11:59 p.m. (central) on May 25, 2004. The replay call-in number is (800) 475-6701, access code 730003.

Atrium, based in Dallas, Texas, is one of the largest manufacturers and suppliers of residential windows in North America, with annual pro forma net sales of approximately $700 million, over 6,000 employees and 56 manufacturing facilities and distribution centers in 22 states and Mexico.

Atrium Companies, Inc.
Unaudited selected historical and pro forma financial results
(dollars in millions)

Reported:

	First Quarter Ended March 31,
	2004	2003
Net sales	$150.5	$113.6
Gross profit	43.9	35.0
Net income (loss)	(5.7)	(2.6)
EBITDA	12.1	10.1
Pro Forma:

	First Quarter Ended March 31,
	2004	2003
Net sales	$150.5	$140.9
Gross profit	43.9	41.7
Net income (loss)	(5.7)	(2.3)
EBITDA	12.1	11.9

The reconciliation of net income (loss) (in accordance with GAAP) to EBITDA (as defined in this press release) is summarized as follows (dollars in millions):

     Reported:

	First Quarter Ended March 31,
	2004	2003
Net income (loss)	$(5.7)	$(2.6)
Interest expense	8.7	8.3
Securitization expense	0.3	0.3
Income taxes	—	—
Depreciation and amortization	6.2	4.0
Stock compensation expense	—	0.1
Special charges	2.6	—

EBITDA	$12.1	$10.1

Pro Forma:

	First Quarter Ended March 31,
	2004	2003
Net income (loss)	$(5.7)	$(2.3)
Interest expense	8.7	8.5
Securitization expense	0.3	0.3
Income taxes	—	0.2
Depreciation and amortization	6.2	5.2
Stock compensation expense	—	—
Special charges	2.6	—

EBITDA	$12.1	$11.9

EBITDA, for purposes of this press release, is defined as earnings before interest, securitization expense, income taxes, depreciation and amortization, stock compensation expense and special charges. The special charges included in the definition of EBITDA were incurred as a result of the December 2003 sale of the Company. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in Atrium’s filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company’s Chief Financial Officer.